Press Release

McKesson’s Board of Directors Appoints Linda Mantia as New Independent Director

IRVING, Texas — Oct. 19, 2020— McKesson Corporation (NYSE: MCK) today announced that the McKesson board of directors has elected Linda Mantia as an independent director and member of the board’s Audit and Governance Committees, effective Oct. 19, 2020. With the election of Mantia, McKesson’s board of directors increases from 11 to 12 members, 11 of whom are independent.

“Linda’s more than 25 years of experience in managing extensive financial services, operations and digital technology will be invaluable to the board as we continue to provide the leadership team with strategic guidance during such a critical time in healthcare,” said Edward Mueller, McKesson’s independent board chair. “We’re pleased to welcome Linda to the board and we know that her collaborative, innovative and transformative leadership will add to the board’s breadth of experience and diverse background.”

“It’s an honor to join McKesson’s board of directors. I have long-admired the company’s deep experience within the industry and its vision to improve healthcare in every setting,” said Mantia. “I look forward to joining my fellow board members and company leadership as we work collectively to enhance the patient experience.”

Mantia most recently served as senior executive vice president and chief operating officer of Manulife Financial Corporation, an international insurance and financial services company, where she played a critical role in defining Manulife’s corporate strategy and oversaw its innovation portfolio. Mantia has also served in a series of leadership roles at Royal Bank of Canada, a multinational financial services company, including executive vice president of Global Cards and Payments. Earlier in her career, Mantia worked at McKinsey & Co., and practiced law at Davies Ward Phillips & Vineberg LLP.

As an active community member in Ontario, Mantia has deep roots in Canada and will play an important role in supporting McKesson Canada's strategic growth initiatives. Mantia currently serves on the board of directors at Ceridian HCM Holding Inc. and on the advisory board of Verily Life Sciences. Additionally, Mantia serves as chair of the Digital and Data Task Force for the Ontario government and on the boards of Sunnybrook Health Sciences Centre and Canada’s Walk of Fame.

About McKesson Corporation
McKesson Corporation is a global leader in healthcare supply chain management solutions, retail pharmacy, community oncology and specialty care, and healthcare information solutions. McKesson partners with pharmaceutical manufacturers, providers, pharmacies, governments and other organizations in healthcare to help provide the right medicines, medical products and healthcare services to the right patients at the right time, safely and cost-effectively. United by our ICARE shared principles, our employees work every day to innovate and deliver opportunities to improve patient care in every setting — one product, one partner, one patient at a time. McKesson has been named a “Most Admired Company” in the healthcare wholesaler category by FORTUNE, a “Best Place to Work” by the Human Rights Campaign Foundation, and a top military-friendly company by Military Friendly. For more information, visit www.mckesson.com.

Contacts
Holly Weiss, 972-969-9174 (Investors)
Holly.Weiss@McKesson.com

David Matthews, 214-952-0833 (Media)
David.Matthews@McKesson.com